Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-255935) on Form S-8 of Frontier Communications Parent, Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements of Frontier Communications Parent, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
February 25, 2022